AMENDMENT NO. 1 TO

BYLAWS OF
OWENS REALTY MORTGAGE, INC.
This Amendment No. 1 to the Bylaws (the "Bylaws") of Owens Realty Mortgage, Inc., a Maryland corporation (the "Corporation"), is dated as of December 29, 2017 (this "Amendment No. 1").
Recitals
WHEREAS, the Board of Directors of the Corporation (the "Board") has approved Amendment No. 1 as set forth below, in accordance with Article XIV of the Bylaws.

NOW, THEREFORE, BE IT RESOLVED, the Bylaws are hereby amended as follows:

1.	A new Article XV is inserted after Article XIV, which shall read as follows:

"ARTICLE XV
EXCLUSIVE FORUM FOR CERTAIN LITIGATION
Unless the Corporation consents in writing to the selection of an alternative forum, the Circuit Court for Baltimore City, Maryland or, if that Court does not have jurisdiction, the United States District Court for the District of Maryland, Baltimore Division shall be the sole and exclusive forum for (a) any derivative action or proceeding brought on behalf of the Corporation, (b) any action asserting a claim of breach of any duty owed by any director or officer or other employee of the Corporation to the Corporation or to the stockholders of the Corporation, (c) any action asserting a claim against the Corporation or any director or officer or other employee of the Corporation arising pursuant to any provision of the MGCL, the charter of the Corporation or these Bylaws or (d) any action asserting a claim against the Corporation or any director or officer or other employee of the Corporation that is governed by the internal affairs doctrine."

2.	Except as set forth in this Amendment No. 1, the Bylaws remain in full force and effect.

[Signature Page Follows]

IN WITNESS WHEREOF, the Corporation has caused this Amendment No. 1 to be duly adopted and has executed this Amendment No. 1 as of the date first written above.

OWENS REALTY MORTGAGE, INC.

By:  _________________________
Name: Daniel J. Worley
Title:   Secretary

[Signature Page to Amendment No. 1 to Bylaws]